UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 13, 2009

IXYS Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26124	77-0140882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1590 Buckeye Drive, Milpitas, California		95035
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-457-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As of November 13, 2009, IXYS Corporation (the "Company") entered into a credit agreement (the "Agreement") for a revolving line of credit with Bank of the West (the "Bank"), under which the Company may borrow up to $15,000,000. Borrowings may be repaid and re-borrowed during the term of the Agreement. On November 16, 2009, the Company borrowed $15,000,000 pursuant to the Agreement.

The Agreement provides the Company with different interest rate alternatives under which it may borrow funds. The Company may elect to borrow based on LIBOR plus a margin, an alternative base rate plus a margin or a floating rate plus a margin.

LIBOR borrowings may be based on a one, two, three or six month LIBOR commitments. The margin for LIBOR borrowings may range from 2.5 to 3.25%, depending on the Company’s leverage of liabilities to tangible net worth.

The alternative base rate, computed on a daily basis, is the highest of the Bank’s prime rate, the federal funds rate plus 0.5% or the one month LIBOR rate plus 1.0%, increased for the Bank’s reserve requirements. The margin for borrowings through the alternative base rate may range from 1.5% to 2.25% depending on the Company’s leverage of liabilities to tangible net worth.

The floating rate, computed on a daily basis, is the one month LIBOR rate, increased for the Bank’s reserve requirements. The margin for borrowings through the floating rate may range from 1.5% to 2.25% depending on the Company’s leverage of liabilities to tangible net worth.

For the initial period, the Company chose a six month LIBOR commitment, resulting in an interest rate, inclusive of the Bank’s margin, of 3.0625% per annum.

The Agreement is subject to a set of financial covenants, including minimum tangible net worth, the ratio of cash, cash equivalents and accounts receivable to current liabilities, profitability beginning with the quarter ending June 30, 2010, maximum losses in the fiscal quarters before such quarter, a ratio of EBITDA to interest expense and a minimum amount of U.S. domestic cash on hand.

All amounts owed by the Company under the Agreement are due and payable on October 31, 2011.

Borrowings by the Company are subject to acceleration, under which they become immediately due and payable to the Bank, if an event of default under the Agreement occurs. Events of default include the failure to pay principal or interest within five days of when due; noncompliance with any of the financial covenants; maintenance of existence, rights and privileges; failure to perform or observe any term, covenant or agreement in the Agreement or in any other document executed in favor of the Bank, which failure remains unremedied for 30 days after notice; a default in any agreement providing the Bank or a third party with the right to accelerate any material indebtedness; inaccuracy in any material respect in any representation or warranty under the Agreement or in any financial statements of the Company; insolvency, voluntary or involuntary bankruptcy or an assignment for the benefit of creditors; judgments, or writs or liens for such, aggregating $2,000,000 that are not discharged, satisfied or appealed within 30 days; suspension of business or the suspension or revocation of government permits; a material adverse change in the Company; a change of ownership exceeding 10% of the capital stock or an agreement for such a change in ownership; and any non-monetary judgment, order or decree that could reasonably be expected to have a material adverse change on the Company, the enforcement of which is not stayed for thirty days.

Two subsidiaries of the Company, IXYS USA, Inc. and Clare, Inc. guaranteed the obligations of the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IXYS Corporation

November 18, 2009	By:	Uzi Sasson

Name: Uzi Sasson
Title: Chief Operating Officer